Exhibit 99.1

	PRESS RELEASE	Contact:	Frank J. Bilban
972-562-9473	July 30, 2019		Vice President & CFO

ENCORE WIRE REPORTS SECOND QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2019.
Net sales for the second quarter ended June 30, 2019 were $336.9 million compared to $336.8 million for the second quarter of 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 5.6% in the second quarter of 2019 versus the second quarter of 2018. The average selling price of wire per copper pound sold decreased 6.1% in the second quarter of 2019 versus the second quarter of 2018. Net income for the second quarter of 2019 decreased 1.7% to $17.8 million versus $18.1 million in the second quarter of 2018. Fully diluted net earnings per common share was $0.85 in the second quarter of 2019 versus $0.86 in the second quarter of 2018.
Net sales for the six months ended June 30, 2019 were $651.6 million compared to $628.2 million during the same period in 2018. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 9.3% in the six months ended June 30, 2019 versus the six months ended June 30, 2018. The average selling price of wire per copper pound sold decreased 5.9% in the six months ended June 30, 2019 versus the six months ended June 30, 2018, partially offsetting the unit volume impact on sales dollars. Copper wire sales prices decreased primarily due to the lower price of copper purchased, which decreased 9.1% in the six months ended June 30, 2019 versus the same period in 2018. Net income for the six months ended June 30, 2019 increased 5.9% to $31.2 million versus $29.4 million in the same period in 2018. Fully diluted net earnings per common share were $1.49 in the six months ended June 30, 2019 versus $1.41 in the same period in 2018.
On a sequential quarter comparison, net sales for the second quarter of 2019 were $336.9 million versus $314.7 million during the first quarter of 2019. Sales dollars increased due to an 8.4% unit volume increase of copper building wire sold, offset slightly by a 1.5% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased 1.5%, while the price of copper purchased decreased 0.4%. Net income for the second quarter of 2019 was $17.8 million versus $13.4 million in the first quarter of 2019. Fully diluted net income per common share was $0.85 in the second quarter of 2019 versus $0.64 in the first quarter of 2019.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our results in the second quarter and six months ended on June 30. There are some key items to note. Unit volumes increased in the second quarter and year to date comparisons of 2019 to 2018. Copper unit volumes increased 5.6% in the second quarter of 2019 versus the second quarter of 2018, and increased 9.3% in the six month comparison. The unit volume increase was achieved despite severe weather and flooding in parts of the country that slowed construction projects. Gross profit margins also held up despite a drop in copper prices versus last year's second quarter and first six months. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread decreased only 0.4% in the second quarter of 2019 versus the second quarter of 2018, while increasing 0.9% in the six month comparison. The copper spread did decrease 3.6% on a sequential quarter comparison. The copper spread contracted 0.4% as the average price of copper purchased decreased 8.7% in the second quarter of 2019 versus the second quarter of 2018, while the average selling price of wire sold decreased 6.1%. Margins, which are highly dependent on competitive market conditions, improved slightly in the second quarter to second quarter comparison. In aluminum wire, which represented 8.0% of our net sales in the second quarter of 2019, we continue to enforce our rights under the U.S. trade remedy laws.  On May 30, 2019, the U.S. Commerce Department imposed a preliminary antidumping ruling on imports of aluminum wire from China at rates ranging from 58.36 to 63.32 percent.  The final results of the U.S. Government’s ongoing anti-dumping and countervailing duty investigations are not expected until the end of the year.

The U.S. economy appears strong, as is construction activity. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $184.8 million in cash at the end of the quarter. We have plans on the drawing board for significant capital expenditures, but these plans have been delayed by issues arising in connection with a proposed new highway project which may bisect our property. We also declared a cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the second quarter results on Wednesday, July 31, 2019, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-774-6070, and the passcode is 5053702#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 5053702#, until August 30, 2019. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release, other than the historical financial information, including statements about the copper and aluminum pricing environment, the extent of unfair import competition, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2018 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2019	2018	2019	2018
Net Income	$17,782	$18,089	$31,193	$29,442
Income Tax Expense	5,364	5,303	9,359	8,901
Interest Expense	59	85	119	144
Depreciation and Amortization	4,441	4,104	8,785	8,213
EBITDA	$27,646	$27,581	$49,456	$46,700

Encore Wire Corporation
Balance Sheets
(In Thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash	$184,800	$178,405
Receivables, net	255,968	235,353
Inventories	96,039	102,367
Income Tax Receivable	3,262	1,389
Prepaid Expenses and Other	1,885	1,723
Total Current Assets	541,954	519,237
Property, Plant and Equipment, net	311,421	298,658
Other Assets	806	165
Total Assets	$854,181	$818,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$46,053	$36,706
Accrued Liabilities and Other	30,145	36,866
Total Current Liabilities	76,198	73,572
Long-Term Liabilities
Deferred Income Taxes and Other	25,340	24,032
Total Long-Term Liabilities	25,340	24,032
Total Liabilities	101,538	97,604
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	62,652	60,822
Treasury Stock	(91,056)	(91,056)
Retained Earnings	780,778	750,421
Total Stockholders’ Equity	752,643	720,456
Total Liabilities and Stockholders’ Equity	$854,181	$818,060

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	(Unaudited)				(Unaudited)

Net Sales	$336,866	100.0%	$336,793	100.0%	$651,573	100.0%	$628,224	100.0%
Cost of Goods Sold	290,956	86.4%	292,296	86.8%	564,337	86.6%	546,232	86.9%
Gross Profit	45,910	13.6%	44,497	13.2%	87,236	13.4%	81,992	13.1%

Selling, General and Administrative Expenses	23,846	7.1%	21,498	6.4%	48,844	7.5%	44,385	7.1%
Operating Income	22,064	6.5%	22,999	6.8%	38,392	5.9%	37,607	6.0%

Net Interest & Other Income	1,082	0.3%	393	0.1%	2,160	0.3%	736	0.1%
Income before Income Taxes	23,146	6.9%	23,392	6.9%	40,552	6.2%	38,343	6.1%

Provision for Income Taxes	5,364	1.6%	5,303	1.6%	9,359	1.4%	8,901	1.4%
Net Income	$17,782	5.3%	$18,089	5.4%	$31,193	(4.8)%	$29,442	4.7%

Basic Earnings Per Share	$0.85		$0.87		$1.49		$1.41
Diluted Earnings Per Share	$0.85		$0.86		$1.49		$1.41
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,898		20,847		20,891		20,838
Diluted	20,988		20,918		20,985		20,911
Cash Dividends Declared per Share	$0.02		$0.02		$0.04		$0.04

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